Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 07:04 PM 05/10/2018 FILED 07:04 PM 05/10/2018 SR 20183620207 - File Number 6881071

CERTIFICATE OF FORMATION

OF

Kayne Anderson BDC, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Kayne Anderson BDC, LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904.

Executed on May 10, 2018

By:	/s/ David Shladovsky
David Shladovsky, Authorized Person